Exhibit 10.11

November 5, 2020

Wei Lin, M.D.

Re:	Employment Offer Letter

Dear Wei:

Erasca, Inc. (the “Company”) is pleased to offer you a position on the terms set forth in this letter (this “Agreement”).

• DUTIES. You shall serve and shall perform such duties as are customarily associated with the position of Chief Medical Officer, and such other duties consistent with such position as are assigned to you by your supervisor. You will report directly to Jonathan Lim, M.D., Chairman and CEO. You shall perform your services on a full-time basis. We understand that you will work remotely in the interim with a commitment to fully relocate to San Diego, CA within 12 months of your commencement of employment with the Company and will make reasonable efforts to travel to the Company’s headquarters as needed for key meetings and activities. This is an exempt position.

• START DATE. Your start date will be on or after TUESDAY, JANUARY 5, 2021 (“Start Date”). This offer, if not accepted, will expire at the close of business on MONDAY, NOVEMBER 9, 2020.

• COMPENSATION. Your initial compensation will be as follows:

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BASE SALARY. The semi-monthly pay for this position is $17,916.67, equivalent to an annual base salary of $430,000 less applicable taxes and other withholdings according to the Company’s normal payroll practices. Your base salary will be subject to review for potential increase at least annually.

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ANNUAL BONUS. Commencing in 2021, you may also be eligible for a bonus of up to 35% of your base salary (with 35% being your “Target Bonus Amount”), prorated for days worked based on your Start Date if your Start Date is delayed beyond January 5, 2021, subject to the approval by the Board of Directors and achievement of corporate and individual performance goals. Any bonus will be paid no later than the March 15 after the end of the calendar year to which the bonus relates.

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STOCK OPTIONS. Subject to approval of the Company’s board of directors, as soon as reasonably practicable following your Start Date, you will be granted stock options to purchase 1,375,000 shares of the Company’s common stock (which represents approximately 1.29% of the Company’s fully diluted, outstanding common stock as of the date hereof) at an exercise price per share equal to the fair market value per share of the Company’s common stock on the date of grant (the

“Stock Options”). The Stock Options will be granted pursuant to the Company’s 2018 Equity Incentive Plan (the “Plan”). The Stock Options will be subject to the terms and conditions of the Plan and your stock option agreement, which will be consistent in all respects with the terms in this Agreement. The Stock Options will vest over a four year vesting schedule, with 25% of the total number of shares subject to the award shall vest on the one-year anniversary of the Start Date , and 1/48th of the total number of shares subject to the award shall vest on each monthly anniversary thereafter, subject to your continued employment or service with the Company on each vesting date or the date of any applicable accelerated vesting. You may elect to “early exercise” some or all of the Stock Options prior to vesting, and following any such “early exercise,” any restricted shares may be transferred to a trust established for the benefit of one or more immediate family members as permitted under the Plan (subject to execution of appropriate transfer paperwork and agreement). The Stock Options will be incentive stock options to the maximum extent permitted by applicable law, and you will have at least 3 months following your termination for any reason to exercise any vested portion of the Stock Options. The Stock Options will be eligible for accelerated vesting in accordance with Section 8(c) of the Plan.

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SIGNING BONUS. You shall be entitled to receive a signing bonus, equal to $200,000, less applicable taxes and withholdings, payable in a single lump-sum cash payment within 30 days following your commencement of employment with the Company. In the event that your employment with the Company terminates at any time within your first twelve months of active employment, either as the result of termination by the Company for Cause or by you other than for Good Reason (all determined in accordance with this Agreement), you shall be required to repay to the Company, on a net after-tax basis (determined after taking into account available deductions), 100% of the Signing Bonus. Any amount required to be repaid shall be repaid to the Company no later than 30 days following your termination of employment.

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RELOCATION ASSISTANCE. We recognize that you will need assistance for your move from South San Francisco, CA, to San Diego, CA. We are offering you relocation assistance equal to $100,000, grossed up, payable in a single lump-sum cash payment within 30 days following your commencement of employment with the Company. In the event that your employment with the Company terminates at any time within your first twelve months of active employment, either as the result of termination by the Company for Cause or by you other than for Good Reason (all determined in accordance with this Agreement), you shall be required to repay to the Company, on a net after-tax basis (determined after taking into account available deductions), 100% of the amounts payable to you under this paragraph. Any amount required to be repaid shall be repaid to the Company no later than 30 days following your termination of employment. Any exceptions to the conditions outlined must be pre-approved by Human Resources. Please contact Lorraine Lockwood for additional assistance.

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BENEFITS. You shall be eligible to participate in all of the employee benefit plans or programs the Company generally makes available to similarly situated employees, pursuant to the terms and conditions of such plans. You will initially be entitled to 18 days of paid time off each year (exclusive of any Company shut down periods applicable to all employees), accruing on a semi-monthly basis, and all holidays observed by the Company each year. The Company reserves the right to change compensation and benefits provided to its employees from time to time in its discretion.

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INDEMNIFICATION AGREEMENT. The Company will enter into with you the Indemnification Agreement attached to this Agreement. In addition, the Company will maintain, at its sole expense, director and officer liability insurance covering you on the same basis as other executive officers. Your rights under the Indemnification Agreement and herein are in addition to, and exclusive of, any rights you may have to indemnification, insurance coverage, or exculpation under the Company’s Bylaws, Articles of Incorporation or other organizing documents or as otherwise provided by applicable law.

•	WITHHOLDING. All amounts payable to you will be subject to appropriate payroll deductions and withholdings.

• EXPENSES. You will be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business, with appropriate documentation and in accordance with the Company’s standard policies.

• SEVERANCE.

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ACCRUED OBLIGATIONS. If your employment terminates for any reason, you are entitled to your fully earned but unpaid base salary, through the date such termination is effective at the rate then in effect, and all other amounts or benefits to which you are entitled under any compensation, retirement or benefit plan of the Company at the time of your termination of employment in accordance with the terms of such plans, including, without limitation, any accrued but unpaid paid time off and any continuation of benefits required by applicable law (the “Accrued Obligations”).

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NON-CIC SEVERANCE BENEFITS. In addition to your Accrued Obligations, subject to your continued compliance with the Proprietary Information and Inventions Agreement, as described below, and the effectiveness of your Release (as defined below), if your employment is involuntarily terminated by the Company without Cause (as defined below) (and other than by reason of your death or disability) or you resign for Good Reason (as defined below) (either such termination, a “Qualifying Termination”), and such Qualifying Termination does not occur during the Change in Control Period (as defined below), you shall be entitled to receive, as the sole severance benefits to which you are entitled, the benefits provided below (the “Non-CIC Severance Benefits”):

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An amount equal to your base salary for the Non-CIC Severance Period (as defined below) (at the rate in effect immediately prior to the date of your termination of employment), payable in a lump sum on the first regularly-scheduled payroll date following the date your Release becomes effective (but in no event more than 75 days following your termination date).

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For the Non-CIC Severance Period (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any similar local, state or federal law (“COBRA”) expires) (the “COBRA Coverage Period”), if you and/or your eligible dependents who were covered under the Company’s health insurance plans as of the date of your termination of employment elect to have COBRA coverage and are eligible for such coverage, the Company shall pay directly to the applicable plan administrator an amount equal to the full monthly premium you and/or your covered dependents, as applicable, are required to pay for continuation coverage pursuant to COBRA for you and/or your eligible dependents, as applicable, who were covered under the Company’s health plans as of the date of your termination of employment (calculated by reference to the premium as of the date of your termination of employment) . If any of the Company’s health benefits are self-funded as of the date of your termination of employment, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the payments as set forth above, the Company shall instead pay to you the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof). You shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. You shall notify the Company immediately if you become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment.

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CIC SEVERANCE BENEFITS. In addition to your Accrued Obligations, subject to your continued compliance with the Proprietary Information and Inventions Agreement, as described below, and the effectiveness of your Release, if your Qualifying Termination occurs during the Change in Control Period, you shall be entitled to receive, as the sole severance benefits to which you are entitled and in lieu of any Non-CIC Severance Benefits, the benefits provided below (the “CIC Severance Benefits”) (and for the avoidance of doubt, in no event will you be entitled to both the Non-CIC Severance Benefits and the CIC Severance Benefits):

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An amount equal to your base salary for the CIC Severance Period (as defined below) (at the rate in effect immediately prior to the date of your termination of employment), payable in a lump sum on the first regularly-scheduled payroll date following the date your Release becomes effective (but in no event more than 75 days following your termination date).

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An amount equal to (a) (i) your Target Bonus Amount for the year in which your date of termination occurs, divided by (ii) 12, multiplied by (b) the number of months in the CIC Severance Period, payable in a lump sum on the first regularly-scheduled payroll date following the date your Release becomes effective (but in no event more than 75 days following your termination date).

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For the CIC Severance Period (or, if earlier, the date on which the applicable continuation period under COBRA expires) (the “CIC COBRA Coverage Period”), if you and/or your eligible dependents who were covered under the Company’s health insurance plans as of the date of your termination of employment elect to have COBRA coverage and are eligible for such coverage, the Company shall pay directly to the applicable plan administrator an amount equal to the full monthly premium you and/or your covered dependents, as applicable, are required to pay for continuation coverage pursuant to COBRA for you and/or your eligible dependents, as applicable, who were covered under the Company’s health plans as of the date of your termination of employment (calculated by reference to the premium as of the date of your termination of employment). If any of the Company’s health benefits are self-funded as of the date of your termination of employment, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Code, or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the payments or reimbursements as set forth above, the Company shall instead pay to you the foregoing monthly amount as a taxable monthly payment for the CIC COBRA Coverage Period (or any remaining portion thereof). You shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. You shall notify the Company immediately if you become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment.

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Notwithstanding anything else set forth herein, in the Plan or in any award agreement, 100% of any unvested Stock Awards (as defined below) then held by you (including the Stock Options) will fully vest on the effective date of your Release. The foregoing provisions are hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.

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The Company intends to review the severance arrangements for its executive officers in connection with any initial public offering and to make adjustments to such provisions at that time based on market practice.

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As a condition to your receipt of any post-termination payments and benefits pursuant to the preceding paragraphs, you shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in a form reasonably acceptable to the Company. The Release will not waive: (1) any rights to indemnification and/or contribution, advancement or payment of related expenses you may have pursuant to the Company’s Bylaws or other organizing documents, under any written indemnification or other agreement between you and the Company, and/or under applicable law; (2) any rights you may have to insurance coverage under any directors and officers liability insurance, other insurance policies of the Company, COBRA or any similar state law; (3) any claims for worker’s compensation benefits, disability or unemployment insurance, or any other claims that cannot be released as a matter of applicable law; (4) your rights to any vested equity or vested benefits under any written agreement with the Company or Company benefit plan, subject to the terms and conditions of such plan and applicable law; (5) your rights as an equity holder of the Company or any affiliates, if applicable; and (6) any claims arising after the date you sign the Release. In the event the Release does not become effective within the 60-day period following the date of your termination of employment, you will not be entitled to the aforesaid payments and benefits.

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For purposes of this Agreement, “Cause” means any of the following: (a) your commission of an act of fraud, embezzlement or dishonesty, or the commission of some other illegal act by you, that has a demonstrable adverse impact on the Company or any successor or affiliate thereof; (b) your conviction of, or plea of “guilty” or “no contest” to, a felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (c) any intentional, unauthorized use or disclosure by you of confidential information or trade secrets of the Company or any successor or affiliate thereof; (d) your gross negligence, insubordination or material violation of any duty of loyalty to the Company or any successor or affiliate thereof, or any other demonstrable material misconduct on your part; (e) your ongoing and repeated refusal to perform your duties as required by this Agreement or your ongoing and repeated refusal to comply with the lawful instructions given to you by the Chief Executive Officer of the Company or the Board; or (f) your willful, material breach of any Company policy or any material provision of this Agreement or the Proprietary Information and Inventions Agreement. Prior to the determination that “Cause” under clauses (a), (c), (d), (e) or (f) has occurred, the Company shall (i) provide to you in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (ii) in the case of clauses (d), (e) and (f), afford you a reasonable opportunity of not less than thirty days to remedy any such conditions, if capable of being cured, (iii) provide you an opportunity to be heard prior to the final decision to terminate your employment hereunder for such “Cause” and (iv) make any decision that such “Cause” exists in good faith. The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or affiliate thereof to discharge or dismiss you for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Agreement, to constitute grounds for termination for Cause.

•	For purposes of this Agreement, “Change in Control” has the meaning set forth in the Plan.

•	For purposes of this Agreement, “Change in Control Period” means the period commencing on the date of a Change in Control and ending 12 months following such Change in Control.

•	For purposes of this Agreement, “CIC Severance Period” means 9 months.

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For purposes of this Agreement, “Good Reason” means any of the following without your written consent: (a) a material diminution in your authority, duties or responsibilities; (b) a material diminution in your base compensation, unless such a reduction is no more than 10% or is imposed across-the-board to all senior management of the Company; (c) following your relocation to the San Diego, California area, a material change in the geographic location at which you must perform your duties (and you and the Company agree that a change of more than 35 miles shall be material for this purpose); provided, that in no event will your required relocation to the San Diego, California area constitute Good Reason hereunder; or (e) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to you under this Agreement or any other agreement between you and the Company or any of its affiliates. You must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without your written consent within 90 days of the occurrence of such event. The Company or any successor or affiliate shall have a period of 30 days to cure such event or condition after receipt of written notice of such event from you. Your termination of employment by reason of resignation from employment with the Company for Good Reason must occur within 30 days following the expiration of the foregoing 30-day cure period.

•	For purposes of this Agreement, “Non-CIC Severance Period” means, provided your Qualifying Termination does not occur during the Change in Control Period, 6 months.

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For purposes of this Agreement, “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Plan or the Company’s other stock option and equity incentive award plans or agreements, as in effect from time to time, and any shares of stock issued upon exercise or settlement thereof, including the Stock Options.

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To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with such intention. To the extent that any provision in this Agreement is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A of the Code, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. For purposes of this Agreement, to the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code or as otherwise required to ensure such payments or benefits are exempt from or comply with Section 409A of the Code, all references to your “termination of employment” shall mean your “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”). If you are a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of your Separation from Service, to the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this paragraph shall be paid or distributed to you in a lump sum on the earlier of (a) the date that is 6 months and one day following your Separation from Service, (b) the date of your death or (c) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under this Agreement shall be paid as otherwise provided herein.

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To the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code, if the period during which you may deliver the Release required hereunder spans two calendar years, the payment of your post-termination benefits shall occur on the later of (a) January 1 of the second calendar year, or (b) the first regularly-scheduled payroll date following the date your Release becomes effective.

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Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of your taxable year following the taxable year in which you incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of yours, and your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

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If either you or the Company reasonably determines that any payment or benefit will violate Section 409A of the Code, you and the Company will use best efforts to restructure the payment in a manner that is either exempt from or compliant with Section 409A of the Code. You and the Company agree to execute any and all amendments to this Agreement or any other agreement as may be necessary to ensure compliance with the distribution provisions of Section 409A of the Code in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon) associated with Section 409A of the Code. If it is determined that a payment or benefit was (or may be) made in violation of Section 409A of the Code, the Company will cooperate reasonably with any effort you undertake to mitigate the tax consequences of such violation, including cooperation with your participation in any IRS voluntary compliance program or other correction procedure under Section 409A of the Code that may be available to you.

• SECTION 280G TREATMENT.

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In the event that any payment or benefit received or to be received by you pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change of control or the termination of your employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments); provided, however, that this sentence shall not apply if, immediately before the change in ownership or control on which such Total Payments are contingent or otherwise relate, no stock in the Company is readily tradeable on an established securities market or otherwise (as determined in accordance with Treasury Reg. Section 1.280G-1 Q&A 6). The Total Payments shall be reduced in the following order: (i) reduction of any cash severance payments otherwise payable to you that are exempt from Section 409A of the Code, (ii) reduction of any other cash payments or benefits otherwise payable to you that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the

Code, (iii) reduction of any other payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, and (iv) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments or benefits attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to you on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.

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All determinations regarding the application of this “Section 280G Treatment” section shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in control (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments shall be taken into account which, in the written opinion of the 280G Firm, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (b) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations related to the calculations to be performed pursuant to this this “Section 280G Treatment” section shall be done by the 280G Firm.

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The 280G Firm will be directed to submit its determination and detailed supporting calculations to both you and the Company within 15 days after notification from either the Company or you that you may receive payments which may be “parachute payments.” You and the Company will each provide the 280G Firm access to and copies of any books, records, and documents in their possession as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Agreement will be borne solely by the Company.

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Notwithstanding the foregoing, if any portion of the Total Payments would not be subject to the Excise Tax if the stockholder approval requirements of Section 280G(b)(5) of the Code are satisfied, subject to your waiver of the rights to such portion of the Total Payments above the safe harbor threshold in accordance with and to the extent required by Section 280G of the Code with respect to any portion of the Total Payments that would otherwise be subject to excise tax imposed by Section 4999 of the Code (before giving effect to any reduction in the Total Payments contemplated above), the Company shall use its reasonable best efforts to cause such payments to be submitted for such approval prior to the event giving rise to such payments. To the extent the Company submits any payment or benefit payable to you under this Agreement or otherwise to the Company’s stockholders for approval in accordance with Treasury Reg. Section 1.280G-1 Q&A 7, the foregoing provisions under this “Section 280G Treatment” section shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver above the safe harbor threshold of, such payments or benefits required by such vote will be applied without any application of discretion by you and in the order prescribed in the preceding paragraph.

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COMPANY POLICIES AND PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. As an employee of the Company, you shall be expected to abide by all of the Company’s policies and procedures and the Company’s employee handbook, if any. As a condition of your continued employment, you agree to execute and abide by the terms of the Company’s form of Proprietary Information and Inventions Agreement, which shall survive termination of your employment with the Company and the termination of this Agreement. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and you therefore agree that the Company shall be entitled to seek injunctive relief in case of any such breach or threatened breach. The Company may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the employee handbook, if any, or as otherwise communicated to you, in whole or part, at any time, with or without notice. Notwithstanding the foregoing, or anything contained in the Proprietary Information and Inventions Agreement, (a) as used in the Proprietary Information and Inventions Agreement, “Proprietary Information” shall not include any information that was known to you or lawfully in your possession before any disclosure of such information to you by the Company or is lawfully disclosed to you by any third parties that are unrelated to the Company and are not bound by obligations of confidentiality with respect thereto; and (b) following your termination of employment, you may retain, in hardcopy and/or electronic format, any contact information maintained by you as of your last day of employment with the Company. Nothing in this Agreement or the Proprietary Information and Inventions Agreement will prohibit you from disclosing Proprietary Information to the extent compelled by law, regulation, court order, or other governmental authority; provided, however, that you shall, to the extent possible and permissible under applicable law, first give the Company prompt notice and cooperate reasonably with the Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, you shall only disclose that portion of such Proprietary Information required to be disclosed, in the opinion of your legal counsel. Compulsory disclosures made pursuant to this paragraph shall not relieve you of your obligations of confidentiality and non-use with respect to non-compulsory disclosures. In addition, you acknowledge that you will not be held criminally or civilly liable for (i) the disclosure of confidential or proprietary information that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) disclosure of confidential or proprietary information made in a complaint or other document filed in a lawsuit or other proceeding under seal or pursuant to court order.

• EMPLOYMENT TERMS. As a condition to your employment with the Company, you are required to (a) sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and (b) provide satisfactory proof of your identity as required by United States law. This offer is also contingent upon (c) a successful completion of a background check and positive references.

• OTHER AGREEMENTS. You represent and agree that your performance of your duties for the Company shall not violate any agreements, obligations or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information. While employed by the Company, you will not engage in any business activity in competition with the Company nor make preparations to do so. In the event that you wish to undertake a business activity outside the scope of your employment by the Company, which activity you believe entails no conflict with the Company’s activities, you agree to inform the Company of your intentions prior to the initiation of such outside business activity, and you furthermore agree to abide by the Company’s decision as to whether or not there is no conflict. If, in the Company’s sole determination, a conflict exists or is likely to develop, you agree not to undertake such outside business activity.

• AT-WILL EMPLOYMENT. Your employment with the Company will be “at-will” at all times, including after your introductory, probationary period, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to you are superseded by this offer. This Agreement in no way represents a fixed-term employment contract. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

• NON-INTERFERENCE. While employed by the Company, and for one year immediately following the date on which you terminate employment or otherwise cease providing services to the Company, you agree not to interfere with the business of the Company by (a) soliciting or attempting to solicit any employee or consultant of the Company to terminate such employee’s or consultant’s employment or service in order to become an employee, consultant or independent contractor to or for any other person or entity or (b) soliciting or attempting to solicit any vendor, supplier, customer or other person or entity either directly or indirectly, to direct his, her or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company. Your duties under this paragraph shall survive termination of your employment with the Company and the termination of this Agreement.

• DISPUTE RESOLUTION. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Diego, California, before a single, mutually-agreed neutral arbitrator, through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS arbitration rules. The rules may be found online at www.jamsadr.com or upon written request to the Company. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other relating to your employment; provided that you will retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement (provided that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this paragraph; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that, except as otherwise provided by law, you will not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. Further, nothing in this paragraph is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure §1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. In resolving any matter submitted to arbitration, the arbitrator will strictly follow the substantive law applicable to the dispute, claim or controversy and the arbitrator’s authority and jurisdiction will be limited to determining the dispute in conformity with applicable law as to liability, damages and remedies, to the same extent as if the dispute was determined by a court without a jury. The arbitrator will issue a written decision that contains the essential findings of fact and conclusions of law on which the decision is based, which may be entered as a judgment in any court of competent jurisdiction. The Company shall pay all costs of arbitration, including without limitation, arbitration administrative fees, arbitrator compensation and expenses, and costs of any witnesses called by the arbitrator. Unless otherwise ordered by the arbitrator under applicable law, the Company and you shall each bear its or your own expenses, such as attorneys’ fees, costs and disbursements. The prevailing party in any arbitration or other dispute between the parties will be entitled to an award of attorneys’ fees and costs, in addition to any other relief. Each party warrants that it has had the opportunity to be represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein. Both you and the Company expressly waive your right to a jury trial. You further waive your right to pursue claims against the Company on a class basis; provided, however, that you do not waive your right, to the extent preserved by law, to pursue representative claims against the Company under the California Private Attorney General Act.

• SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

• SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably. The Company will require any successors or assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

• ENTIRE AGREEMENT. This Agreement, the Indemnification Agreement, the Proprietary Information and Inventions Agreement and other documents referenced herein and therein constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein and therein, and supersede any other such promises, warranties, representations or agreements between you and the Company. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company.

• GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof.

If you choose to accept this Agreement under the terms described above, please acknowledge your acceptance of our offer by returning a signed copy of this letter, the Indemnification Agreement, and the Proprietary Information and Inventions Agreement to our attention.

Sincerely,

Erasca, Inc.

/s/ Jonathan Lim
Name:	Jonathan Lim
Title:	Chairman and CEO

Agreed and Accepted:

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge and agree that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Wei Lin	November 6, 2020
WEI LIN	DATE